Exhibit 99.1

Theravance Announces Additional Results From Successful Phase 3
Telavancin Complicated Skin and Skin Structure Program

SOUTH SAN FRANCISCO, CA/October 10, 2006 — Theravance, Inc. (NASDAQ: THRX) today announced additional results from its ATLAS 1 and ATLAS 2 studies assessing the safety and efficacy of telavancin, a rapidly bactericidal injectable antibiotic with multiple mechanisms of action, in the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive bacteria.  The data will be presented today at the Third International Symposium on Resistant Gram-Positive Infections in Niagara-on-the-Lake, Ontario.

ATLAS 1 and ATLAS 2 were two large, multi-center, multinational, double-blind, randomized Phase 3 clinical studies that enrolled and treated 1,867 patients in total, 719 of whom were infected with methicillin-resistant Staphylococcus aureus (MRSA).

In the combined ATLAS 1 and ATLAS 2 studies, patients with cSSSI were randomized (1:1) to receive either telavancin 10 mg/kg IV once daily or vancomycin 1 gm IV q 12hr (dosages adjusted per site specific guidelines) for 7-14 days.  Evaluations of efficacy were performed at a follow-up visit that occurred 7-14 days following the end of treatment. Of the patients enrolled and treated, approximately 80% were clinically evaluable and approximately 70% were microbiologically evaluable. Mean age of the patients was approximately 49 years, 25% were diabetic, and 12% had moderate to severe renal insufficiency at baseline.  Approximately 80% of the patients had a major abscess or deep, extensive cellulitis.  Staphylococcus aureus was the most common baseline pathogen with the majority of the isolates being methicillin-resistant strains.

Key findings were as follows:

The primary efficacy endpoint of non-inferiority in the clinical cure rate at the follow-up visit, comparing telavancin to vancomycin, was achieved in both studies, and the rates of clinical cure, microbiological eradication, and overall therapeutic response for telavancin compared favorably to those for vancomycin.

In the combined data from both studies in patients with MRSA, clinical cure rates, microbiologic eradication rates and overall therapeutic response (combination of clinical cure + microbiologic eradication) favored telavancin over vancomycin:

	Telavancin		Vancomycin		95% confidence
	total	success	total	success	interval
Clinical Cure	278	90.6%	301	86.4%	(-1.1, 9.3)
Microbiologic Eradication	278	89.9%	301	85.4%	(-0.9, 9.8)
Overall Therapeutic Response	278	89.9%	301	84.7%	(-0.3, 10.5)

The most common adverse events reported in patients receiving telavancin were taste disturbance (telavancin 33% versus vancomycin 7%), nausea (telavancin 27% versus vancomycin 15%), and vomiting (telavancin 14% versus vancomycin 7%). Less than 1% of these events were judged to be severe.  Renal adverse events occurred in 2.5% of telavancin patients versus 0.5% of vancomycin patients.  In patients with a serious renal adverse event, which occurred in less than 1% of patients in both groups, the event had resolved, or was resolving, at the last visit.  Prolongation of the QTc interval from pre-treatment values by greater than 60 msec occurred in 1% of the telavancin group versus 0.5% of the vancomycin group.  QTc interval of greater than 500 msec occurred in one telavancin patient versus two vancomycin patients.  No cardiac events were attributable to QTc prolongation.

“Staphylococcal infections, and in particular those caused by methicillin-resistant Staph. aureus bacteria, are becoming a more frequent and serious medical problem,” said Dr. G. Ralph Corey of Duke Clinical Research Institute, the principal investigator in the ATLAS program.  “Results demonstrated clinical, microbiological, and overall therapeutic response that consistently favored telavancin over vancomycin.  Importantly, telavancin has a safety profile that is compatible with treatment of serious infections due to resistant bacteria. These are important and encouraging findings in this area of increasing medical need.”

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning tomorrow at 8:00 a.m. Eastern Daylight Time.  To participate in the live call, please dial 877-704-5384 from the U.S. and Canada, or 913-312-1297 for international callers. The live webcast and accompanying slides can be accessed from Theravance’s web site at www.theravance.com. Please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call and webcast will be available on the company’s web site for 30 days through November 10, 2006. An audio replay will also be available through 11:59 p.m. Eastern Standard Time on November 10, 2006 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 5592554.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage — its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company’s web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the goals and timing of seeking regulatory approval of our product candidates, the enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance today and as of the date of the conference call, and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in Item 1A of Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2006 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Investors
Theravance, Inc.
Allison Parker, Director, Investor Relations
650-808-4100
investor.relations@theravance.com

Media
Theravance, Inc.
David Brinkley, Sr. Vice President, Commercial Development
650-808-3784
dbrinkley@theravance.com